Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of VERSES AI Inc. of our report dated July 2, 2024, relating to the consolidated financial statements of VERSES AI Inc for the years ended March 31, 2024 and 2023 which appears in Exhibit 4.2 of this Registration Statement, and to the reference to our firm under the headings “Interest of Experts” and “Auditors, Transfer Agent and Registrar” in the short form base shelf prospectus filed as part of this Amendment No. 1 to the Registration Statement on Form F-10.

/s/ Smythe LLP

Smythe LLP

Vancouver, Canada

September 26, 2024